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                                EXHIBIT 3.1

                       CERTIFICATE OF INCORPORATION

                                    OF

                   DAKOTA TELECOMMUNICATIONS GROUP, INC.


          The undersigned, Craig A. Anderson, for the purposes of incorporating and organizing a corporation under the General Corporation Law of the State of Delaware, does execute this Certificate of Incorporation and does hereby certify as follows:

          ARTICLE I.  The name of the corporation is DAKOTA
TELECOMMUNICATIONS GROUP, INC.

          ARTICLE II. The address of the corporation's registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

          ARTICLE III. The nature of the business or purposes to be conducted or promoted by the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

          ARTICLE IV. The total number of shares which the corporation shall have authority to issue is five million two hundred fifty thousand (5,250,000) shares, which shall be divided into two classes as follows:
(A) five million (5,000,000) shares of Common Stock without par value ("Common Stock"); and (B) two hundred fifty thousand (250,000) shares of Preferred Stock without par value ("Preferred Stock"), of which 15,000 shall be designated as Series A Junior Participating Preferred Stock.

          The designations, voting powers, preferences and relative participating, optional or other special rights, and the qualifications, limitations or restrictions of the above classes of stock and other general provisions relating thereto shall be as follows:

     A.   PROVISIONS APPLICABLE TO COMMON STOCK

          1. Except as otherwise required by law or by any amendment to this Certificate of Incorporation, each holder of Common Stock shall have one vote for each share of stock held by the stockholder on all matters voted upon by the stockholders.

          2. Subject to the preferential dividend rights, if any, applicable to shares of Preferred Stock and subject to applicable requirements, if any, with respect to the setting aside of sums for purchase, retirement or sinking funds for Preferred Stock, the holders

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     of Common Stock shall be entitled to receive, to the extent permitted by law, such dividends as may be declared from time to time by the Board of Directors.

          3. In the event of the voluntary or involuntary liquidation, dissolution, distribution of assets or winding up of the corporation, after distribution in full of the preferential amounts, if any, to be distributed to the holders of shares of Preferred Stock, holders of Common Stock shall be entitled to receive all of the remaining assets of the corporation of whatever kind available for distribution to stockholders ratably in proportion to the number of shares of Common Stock held by them respectively. The Board of Directors may distribute in kind to the holders of Common Stock such remaining assets of the corporation or may sell, transfer or otherwise dispose of all or any part of such remaining assets to any corporation, trust or entity, or any combination thereof, and may sell all or any part of the consideration so received and distribute any balance thereof in kind to holders of Common Stock. The merger or consolidation of the corporation into or with any other corporation, or the merger or consolidation of any other corporation into it, or any purchase or redemption of shares of stock of the corporation of any class, shall not be deemed to be a dissolution, liquidation or winding up of the corporation for the purposes of this paragraph.

          4. The holders of Common Stock shall not have any preemptive or other preferential right to additional or treasury shares of the corporation.

          5. Such numbers of shares of Common Stock as may from time to time be required for such purpose shall be reserved for issuance (1) upon conversion of any shares of Preferred Stock or any obligation of the corporation convertible into shares of Common Stock which is at the time outstanding or issuable upon exercise of any options or warrants at the time outstanding and (2) upon exercise of any options or warrants at the time outstanding to purchase shares of Common Stock.

     B.   PROVISIONS APPLICABLE TO PREFERRED STOCK GENERALLY

          1. Shares of Preferred Stock may be issued in one or more series at such time or times and for such consideration or considerations as the Board of Directors may determine. All shares of any one series shall be of equal rank and identical in all respects except that the dates from which dividends accrue or accumulate with respect thereto may vary.

          2. The Board of Directors is expressly authorized at any time, and from time to time, to provide for the issuance of shares of Preferred Stock in one or more series, each with such voting powers,

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     full or limited, or without voting powers, and with such designations, preferences and relative participating, optional or other special rights, and such qualifications, limitations or restrictions thereof, as shall be stated in the resolution or resolutions providing for the issue thereof adopted by the Board of Directors, and as are not stated in this Certificate of Incorporation, or any amendment thereto, including (without limiting the generality of the foregoing) the following:

               (a) The distinctive designation and number of shares comprising such series, which number may (except where otherwise provided by the Board of Directors in creating such series) be increased or decreased (but not below the number of shares then outstanding) from time to time by action of the Board of Directors.

               (b)  The stated value of the shares of such series.

               (c) The dividend rate or rates on the shares of such series and the relation which such dividends shall bear to the dividends payable on any other class of capital stock or on any other series of Preferred Stock, the terms and conditions upon which and the periods in respect of which dividends shall be payable, whether and upon what conditions such dividends shall be cumulative and, if cumulative, the date or dates from which dividends shall accumulate.

               (d) Whether the shares of such series shall be redeemable and, if redeemable, whether redeemable for cash, property or rights, including securities of any other corporation, and whether redeemable at the option of the holder or the corporation or upon the happening of a specified event, the limitations and restrictions with respect to such redemption, the time or times when, the price or prices or rate or rates at which, the adjustments with which and the manner in which such shares shall be redeemable, including the manner of selecting shares of such series for redemption if less than all shares are to be redeemed.

               (e) The rights to which the holders of shares of such series shall be entitled, and the preferences, if any, over any other series (or of any other series over such series), upon the voluntary or involuntary liquidation, dissolution, distribution or winding up of the corporation, which rights may vary depending on whether such liquidation, dissolution, distribution or winding up is voluntary or involuntary, and, if voluntary, may vary at different dates.

               (f) Whether the shares of such series shall be subject to the operation of a purchase, retirement or sinking fund and, if so, whether and upon what conditions such fund shall be cumulative or noncumulative, the extent to which and the manner in which such fund shall be applied to the purchase or redemption of the shares of such

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     series for retirement or to other corporate purposes and the terms and provisions relative to the operation thereof.

               (g) Whether the shares of such series shall be convertible into or exchangeable for shares of any other class or of any other series of any class of capital stock of the corporation, and, if so convertible or exchangeable, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same, and any other terms and conditions of such conversion or exchange.

               (h) The voting powers, if any, of the shares of such series, and whether and under what conditions the shares of such series (alone or together with the shares of one or more of other series having similar provisions) shall be entitled to vote separately as a single class, for the election of one or more additional directors of the corporation in case of dividend arrearages or other specified events, or upon other matters.

               (i) Whether the issuance of any additional shares of such series, or of any shares of any other series, shall be subject to restrictions as to issuance, or as to the powers, preferences or rights of any such other series.

               (j) Any other preferences, privileges and powers and relative participating, optional or other special rights, and qualifications, limitations or restrictions of such series, as the Board of Directors may deem advisable and as shall not be inconsistent with the provisions of this Certificate of Incorporation.

          3. Shares of Preferred Stock redeemed, converted, exchanged, purchased, retired or surrendered to the corporation, or which have been issued and reacquired in any manner, may, upon compliance with any applicable provisions of the General Corporation Law of the State of Delaware, be given the status of authorized and unissued shares of Preferred Stock and may be reissued by the Board of Directors as part of the series of which they were originally a part or may be reclassified into and reissued as part of a new series or as a part of any other series, all subject to the protective conditions or restrictions of any outstanding series of Preferred Stock.

     C.   PROVISIONS APPLICABLE TO SERIES A JUNIOR PARTICIPATING PREFERRED
     STOCK

          1. DESIGNATION AND AMOUNT. The shares of such series shall be designated as "Series A Junior Participating Preferred Stock" and the number of shares constituting such series shall be 15,000.



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     2.   DIVIDENDS AND DISTRIBUTIONS.

               (a) Subject to the prior and superior rights of the holders of any shares of any series of Preferred Stock ranking prior and superior to the shares of Series A Junior Participating Preferred
     Stock with respect to the holders of shares of Series A Junior Participating Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the fifteenth day of March, June, September and December in each year
     (each such date being referred to herein as a "Quarterly Dividend
     Payment Date"), commencing on the first Quarterly Dividend Payment
     Date after the first issuance of a share or fraction of a share of Series A Junior Participating Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (i) $10 or
     (ii) subject to the provision for adjustment hereinafter set forth, 100 times the aggregate per share amount of all cash dividends, and 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Quarterly Dividend
     Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Junior Participating Preferred Stock. In the event the corporation shall at any time after the declaration of rights to purchase Series A Junior Participating Preferred Stock (a "Rights Declaration Date") (x) declare any dividend on Common Stock payable in shares of Common Stock, (y) subdivide the outstanding Common Stock or
     (z) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount to which holders of shares of Series A Junior Participating Preferred Stock were entitled immediately prior to such event under clause (ii) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

               (b) The corporation shall declare a dividend or distribution on the Series A Junior Participating Preferred Stock as provided in paragraph (a) above immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $10 per share on the Series A Junior Participating Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.
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               (c)  Dividends shall begin to accrue and be cumulative on
     outstanding shares of Series A Junior Participating Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of Series A Junior Participating Preferred Stock, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Junior Participating Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest.
     Dividends paid on the shares of Series A Junior Participating Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series A Junior Participating Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 30 days prior to the date fixed for the payment thereof.

     3. VOTING RIGHTS. The holders of shares of Series A Junior Participating Preferred Stock shall have the following voting rights:

               (a) Subject to the provision for adjustment hereinafter set forth, each share of Series A Junior Participating Preferred Stock shall entitle the holder thereof to 100 votes on all matters submitted to a vote of the stockholders of the corporation. In the event the corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the number of votes per share to which holders of shares of Series A Junior Participating Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

               (b) Except as otherwise provided herein or by law, the holders of shares of Series A Junior Participating Preferred Stock and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of stockholders of the corporation.



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               (c)  (i) If at any time dividends on any Series A Junior
     Participating Preferred Stock shall be in arrears in an amount equal to six quarterly dividends thereon, the occurrence of such contingency shall mark the beginning of a period (herein called a "default period") which shall extend until such time when all accrued and unpaid dividends for all previous quarterly dividend periods and for the current quarterly dividend period on all shares of Series A Junior Participating Preferred Stock then outstanding shall have been declared and paid or set apart for payment. During each default period, all holders of Preferred Stock (including holders of the Series A Junior Participating Preferred Stock) with dividends in arrears in an amount equal to six quarterly dividends thereon, voting as a class, irrespective of series, shall have the right to elect two Directors.

                    (ii) During any default period, such voting right of the holders of Series A Junior Participating Preferred Stock may be exercised initially at a special meeting called pursuant to subparagraph (iii) of this Section 3(c) or at any annual meeting of stockholders, and thereafter at annual meetings of stockholders, provided that neither such voting right nor the right of the holders of any other series of Preferred Stock, if any, to increase, in certain cases, the authorized number of Directors shall be exercised unless the holders of 10% in number of shares of Preferred Stock outstanding shall be present in person or by proxy. The absence of a quorum of the holders of Common Stock shall not affect the exercise by the holders of Preferred Stock of such voting right. At any meeting at which the holders of Preferred Stock shall exercise such voting right initially during an existing default period, they shall have the right, voting as a class, to elect Directors to fill such vacancies, if any, in the Board of Directors as may then exist up to two Directors or, if such right is exercised at an annual meeting, to elect two Directors. If the number which may be so elected at any special meeting does not amount to the required number, the holders of the Preferred Stock shall have the right to make such increase in the number of Directors as shall be necessary to permit the election by them of the required number. After the holders of the Preferred Stock shall have exercised their right to elect Directors in any default period and during the continuance of such period, the number of Directors shall not be increased or decreased except by vote of the holders of Preferred Stock as herein provided or pursuant to the rights of any equity securities ranking senior to or PARI PASSU with the Series A Junior Participating Preferred Stock.

                    (iii) Unless the holders of Preferred Stock shall, during an existing default period, have previously exercised their right to elect Directors, the Board of Directors may order, or any stockholder or stockholders owning in the aggregate not less than 10% of the total number of shares of Preferred Stock outstanding,

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     irrespective of series, may request, the calling of a special meeting of the holders of Preferred Stock, which meeting shall thereupon be called by the President, a Vice President or the Secretary of the corporation. Notice of such meeting and of any annual meeting at which holders of Preferred Stock are entitled to vote pursuant to this subparagraph (iii) shall be given to each holder of record of Preferred Stock by mailing a copy of such notice to the holder at his or her last address as the same appears on the books of the corporation. Such meeting shall be called for a time not earlier than 20 days and not later than 60 days after such order or request or in default of the calling of such meeting within 60 days after such order or request, such meeting may be called on similar notice by any stockholder or stockholders owning in the aggregate not less than 10% of the total number of shares of Preferred Stock outstanding. Notwithstanding the provisions of this subparagraph (iii), no such special meeting shall be called during the period within 60 days immediately preceding the date fixed for the next annual meeting of the stockholders.

                    (iv) In any default period, the holders of Common Stock, and other classes of stock of the corporation if applicable, shall continue to be entitled to elect the whole number of Directors until the holders of Preferred Stock shall have exercised their right to elect two Directors voting as a class, after the exercise of which right (x) the Directors so elected by the holders of Preferred Stock shall continue in office until their successors shall have been elected by such holders or until the expiration of the default period and (y) any vacancy in the Board of Directors may (except as provided in subparagraph (ii) of this Section 3(c)) be filled by vote of a majority of the remaining Directors theretofore elected by the holders of the class of stock which elected the Director whose office shall have become vacant. References in this subparagraph to Directors elected by the holders of a particular class of stock shall include Directors elected by such Directors to fill vacancies as provided in clause (y) of the foregoing sentence.

                    (v) Immediately upon the expiration of a default period, (x) the right of the holders of Preferred Stock as a class to elect Directors shall cease, (y) the term of any Directors elected by the holders of Preferred Stock as a class shall terminate and (z) the number of Directors shall be such number as may be provided for in the Certificate of Incorporation or Bylaws irrespective of any increase made pursuant to the provisions of subparagraph (ii) of this Section 3(c) (such number being subject, however, to change thereafter in any manner provided by law or in the Certificate of Incorporation or Bylaws). Any vacancies in the Board of Directors effected by the provisions of clauses (y) and (z) in the preceding sentence may be filled by a majority of the remaining Directors.


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               (d)  Except as set forth herein, holders of Series A Junior
     Participating Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

          4.  CERTAIN RESTRICTIONS.

               (a) Whenever quarterly dividends or other dividends or distributions payable on the Series A Junior Participating Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Junior Participating Preferred Stock outstanding shall have been paid in full, the corporation shall not

                    (i) declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Junior Participating Preferred Stock;

                    (ii) declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Junior Participating Preferred Stock, except dividends paid ratably on the Series A Junior Participating Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

                    (iii) redeem or purchase or otherwise acquire for consideration shares of any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Junior Participating Preferred Stock, provided that the corporation may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of any stock of the corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Junior Participating Preferred Stock;

                    (iv) purchase or otherwise acquire for consideration any shares of Series A Junior Participating Preferred Stock, or any shares of stock ranking on a parity with the Series A Junior Participating Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.
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               (b)  The corporation shall not permit any subsidiary of the corporation to purchase or otherwise acquire for consideration any shares of stock of the corporation unless the corporation could, under paragraph (a) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

          5. REACQUIRED SHARES; SUBSEQUENT BOARD ACTIONS. Any shares of Series A Junior Participating Preferred Stock purchased or otherwise acquired by the corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein. In addition, at any time that there are no shares of Series A Junior Participating Preferred Stock or rights to purchase the same outstanding, the Board of Directors, acting by resolution duly adopted, may file a Certificate of Designation, Preferences and Rights pursuant to Section 151 of the General Corporation Law of the State of Delaware providing that the Series A Junior Participating Preferred Stock shall become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

          6.    LIQUIDATION, DISSOLUTION OR WINDING UP.

               (a) Upon any liquidation (voluntary or otherwise), dissolution or winding up of the corporation, no distribution shall be made to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Junior Participating Preferred Stock unless, prior thereto, the holders of shares of Series A Junior Participating Preferred Stock shall have received $100 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment (the "Series A Liquidation Preference"). Following the payment of the full amount of the Series A Liquidation Preference, no additional distributions shall be made to the holders of shares of Series A Junior Participating Preferred Stock unless, prior thereto, the holders of shares of Common Stock shall have received an amount per share (the "Common Adjustment") equal to the quotient obtained by dividing (i) the Series A Liquidation Preference by (ii) 100 (as appropriately adjusted as set forth in subparagraph (c) below to reflect such events as stock splits, stock dividends and recapitalizations with respect to the Common Stock) (such number in clause (ii), the "Adjustment Number"). Following the payment of the full amount of the Series A Liquidation Preference and the Common Adjustment in respect of all outstanding shares of Series A

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     Junior Participating Preferred Stock and Common Stock, respectively, holders of Series A Junior Participating Preferred Stock and holders of shares of Common Stock shall receive their ratable and proportionate share of the remaining assets to be distributed in the ratio of the Adjustment Number to one with respect to such Series A Junior Participating Preferred Stock and Common Stock, on a per share basis, respectively.

               (b) In the event, however, that there are no sufficient assets available to permit payment in full of the Series A Liquidation Preference and the liquidation preferences of all other series of Preferred Stock, if any, which rank on the parity with the Series A Junior Participating Preferred Stock, then such remaining assets shall be distributed ratably to the holders of such parity shares in proportion to their respective liquidation preferences. In the event, however, that there are no sufficient assets available to permit payment in full of the Common Adjustment, then such remaining assets shall be distributed ratably to the holders of Common Stock.

               (c) In the event the corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the Adjustment Number in effect immediately prior to such event shall be adjusted by multiplying such Adjustment Number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

          7. CONSOLIDATION, MERGER, ETC. In case the corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of Series A Junior Participating Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 100 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for each share of Common Stock is changed or exchanged. In the event the corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock or
     (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Junior Participating Preferred Stock shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and

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     the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

          8. NO REDEMPTION. The shares of Series A Junior Participating Preferred Stock shall not be redeemable.

          9. RANKING. The Series A Junior Participating Preferred Stock shall rank junior to all other series of Preferred Stock as to the payment of dividends and the distribution of assets, unless the terms of any such series shall provide otherwise.

          10. AMENDMENT. The Certificate of Incorporation of the corporation shall not be further amended in any manner which would materially alter or change the powers, preferences or special rights of the Series A Junior Participating Preferred Stock so as to affect them adversely without the affirmative vote of the holders of a majority or more of the outstanding shares of Series A Junior Participating Preferred Stock, voting separately as a class.

          11. FRACTIONAL SHARES. Series A Junior Participating Preferred Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holders fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series A Junior Participating Preferred Stock.

          ARTICLE V. The incorporator of the corporation is Craig A. Anderson, whose mailing address is P.O. Box 66, 29705 453rd Avenue, Irene, South Dakota 57037-0066.

          ARTICLE VI. Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, a court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this corporation under <Section>291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under <Section>279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to such compromise or arrangement and to any reorganization of this corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.

          ARTICLE VII. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized:

          (A)  To make, amend or repeal the Bylaws of the corporation.

          (B) To authorize and cause to be executed mortgages and liens upon the real and personal property of the corporation.

          (C) To set apart out of any of the funds of the corporation available for dividends a reserve or reserves for any proper purpose and to abolish any such reserve in the manner in which it was created.

          (D) To designate one or more committees, each committee to consist of one or more of the directors of the corporation. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. The Bylaws may provide that in the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not the member or members constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board of Directors, or in the Bylaws of the corporation, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to the following matters: (1) approving or adopting, or recommending to the stockholders, any action or matter expressly required by the Delaware General Corporation Law to be submitted to stockholders for approval or (2) adopting, amending or repealing any Bylaw of the corporation.

          (E) When and as authorized by the stockholders in accordance with law, to sell, lease or exchange all or substantially all of the property and assets of the corporation, including its goodwill and its corporate franchises, upon such terms and conditions and for such consideration, which may consist in whole or in part of money or property including shares of stock in, and/or other securities of, any other corporation or corporations, as the Board of Directors shall deem expedient and in the best interests of the corporation.

          (F) To appoint and determine the duties of the officers of the corporation and to establish the rights, powers, duties, rules and procedures that (1) govern the Board of Directors, including without limitation the vote required for any action by the Board of Directors and (2) affect the directors' power to manage the affairs of the corporation.

          (G) To create and issue, by way of distributions to stockholders, as dividends or otherwise, rights or options entitling the holders thereof to purchase from the corporation shares of any class or series of the corporation's capital stock. Such rights or options shall be evidenced in such manner as the Board shall approve and shall set forth the terms upon which, the time within which and the price at which such shares may be purchased from the corporation upon the exercise of any such right or option. The terms and conditions of such rights or options may include, without limitation, provisions which adjust the option price or number of shares issuable under such rights or options in the event of an acquisition of shares or a reorganization, merger, consolidation, sale of assets or other occurrence involving the corporation, and restrictions or conditions that preclude or limit the entitlement, exercise or transfer of such rights or options by any person or persons who, after the date of creation or issuance of such rights or options, acquires, obtains the right to acquire or offers to acquire, directly or indirectly, beneficial ownership of a specified number or percentage of the corporation's outstanding voting shares or other shares of the corporation, or that invalidate or void such rights or options held by any such person or persons.

          (H) No Bylaw shall be adopted by stockholders which shall impair or impede the implementation of the foregoing.

          ARTICLE VIII. Members of the Board of Directors of the corporation shall be elected, replaced and removed as follows:

          (A) The number of directors shall be determined from time to time by resolution of the Board of Directors, provided that a vacancy in the Board of Directors need not be filled immediately, and until filled, such lesser number shall constitute the entire Board of Directors. Except as otherwise provided in this Article, directors shall be elected at the annual meeting of stockholders, and each such director elected shall hold office until the annual meeting for the year in which the director's term expires and until the director's successor is elected. A director need not be a stockholder, a citizen of the United States or a resident of the State of Delaware.

          (B) The Board of Directors shall be divided into three classes as nearly equal in number as possible, with the term of office of one class expiring each year. At each annual meeting of the stockholders, the successors of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election.

          (C) Subject to the rights of holders of any classes or series of Preferred Stock then outstanding, only persons who are nominated in accordance with the following procedures shall be eligible for election as directors:

               (1) Nominations of candidates for election as directors of the corporation at an annual meeting may be made at the annual meeting of stockholders by or at the direction of the Board of Directors by any nominating committee or person appointed by the Board or by any stockholder of the corporation entitled to vote for the election of Directors at the annual meeting who complies with any notice procedures contained in the corporation's Bylaws.

               (2) Nominations, other than those made by or at the direction of the Board, shall be made pursuant to timely notice in writing to the Secretary of the corporation. To be timely, a stockholder's notice shall be delivered to or mailed and received at the principal executive offices of the corporation not less than 120 days prior to the date of the meeting in the case of an annual meeting, and not more than seven days following the date of notice of the meeting in the case of a special meeting. Such stockholder's notice to the Secretary shall set forth: (a) as to each person whom the stockholder proposes to nominate for election or re-election as a director, (i) the name, age, business address and residence address of the person; (ii) the principal occupation or employment of the person; (iii) the class and number of shares of capital stock of the corporation which are beneficially owned by the person and
          (v) such other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to Rule 14a under the Securities Exchange Act of 1934, as amended; and (b) as to the stockholder giving the notice (i) the name and record address of the stockholder and (ii) the class and number of shares of capital stock of the corporation which are beneficially owned by the stockholder. The corporation may require any proposed nominee to furnish such other information as may reasonably be required by the corporation to determine the eligibility of such proposed nominee to serve as director of the corporation. No person shall be eligible for election as a director of the corporation unless nominated in accordance with the procedures set forth herein.

               (3) The chairman of the meeting shall, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the foregoing procedure, and if the chairman so determines, the chairman shall so declare to the meeting and the defective nomination shall be disregarded.

          (D) Subject to the rights of the holders of any series of Preferred Stock then outstanding, any vacancy occurring in the Board of Directors caused by resignation, removal, death, disqualification or other incapacity, and any newly created directorships resulting from an increase in the number of directors, shall be filled by a majority vote of directors then in office whether or not a quorum and shall not be filled by the stockholders. When the number of directors is changed, any newly created or eliminated directorship shall be so apportioned among the classes of directors as to make all classes as nearly equal in number as possible. Each director chosen to fill a vacancy or newly created directorship shall hold office for the term coinciding with the class of his or her directorship and until his successor shall be elected and qualify. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

          (E) Subject to the rights of the holders of any series of Preferred Stock then outstanding, any director may be removed from office at any time by the holders of a majority of the shares entitled to vote on the election of directors, but only for cause. "Cause" is present when: (1) the director whose removal is proposed has been convicted of a felony by a court of competent jurisdiction and such conviction is no longer subject to direct appeal; (2) the director has been adjudicated by a court of competent jurisdiction to be liable for negligence, or misconduct, in the performance of the director's duty to the corporation in a matter of substantial importance to the corporation and such adjudication is no longer subject to a direct appeal; (3) the director has become mentally incompetent, whether or not so adjudicated, which mental incompetency directly affects the director's ability as a director of the corporation or (4) the director's actions or failure to act have been in derogation of the director's duties, as provided in the Bylaws of the corporation or otherwise provided by law. Any proposal for removal pursuant to (3) or (4) that is initiated by the Board of Directors for submission to the stockholders requires the affirmative vote of at least two-thirds of the total number of directors then in office, excluding the director who is the subject of the removal action and who shall not be entitled to vote thereon.

          (F) Any director may resign at any time and such resignation shall take effect upon receipt thereof by the Chief Executive Officer or the Secretary unless otherwise specified in the resignation.

          (G) Notwithstanding any provision to the contrary, the provisions contained in this Section shall not be amended, altered, modified or repealed, and no provision inconsistent with this Article may be adopted, except upon either (1) the affirmative vote of the holders of not less than two-thirds of the outstanding stock of the corporation entitled to vote in elections of directors or (2) the affirmative vote of a majority of the whole Board of Directors and the affirmative vote of the holders of a majority of such outstanding stock present in person or represented by proxy at any meeting of stockholders.

          (H) (1) No person who has asserted or hereafter asserts any Claim against the corporation or any Subsidiary (a "Plaintiff"), and no person who is or becomes an Affiliate or Associate of any Plaintiff, so long as such person continues to be such an Affiliate or Associate (a "Related Person"), shall be eligible to be elected or to serve as a director of the corporation until after such Claim is Finally Resolved, PROVIDED, that a director of the corporation who is validly nominated and elected a director and who thereafter becomes a Plaintiff or Related Person shall not solely by reason of becoming a Plaintiff or Related Person cease to be a director, but rather shall continue as a director for the remainder of the term for which the person was elected or until the person's resignation or removal; PROVIDED FURTHER, that it shall be the duty of any such director promptly to notify the Board of Directors that the person is or has become a Plaintiff or Related Person and to either promptly take all steps as may be necessary to cause himself or herself to be neither a Plaintiff nor Related Person or, if all such steps cannot be or have not been taken and the person continues to be either a Plaintiff or Related Person and the pertinent Claim has not been Finally Resolved within the pertinent Resolution Period, resign as a director of the corporation, effective immediately, at or before the end of such Resolution Period.

               (2) For purposes of this Section, the definitions set forth in Article X shall apply to such terms used in this Article as if the definitions were fully restated in this Article. In addition, the following terms shall have the following respective meanings:

                    (a) In addition to the definition of "Control" set forth in Article X, for purposes of this Article, a controlling relationship between any person and another person shall be deemed to exist whenever (but shall not be limited to a situation in which) the former person directly or indirectly holds or owns at least 15% of the outstanding securities of any class or series of voting securities issued by, or at least 15% of the aggregate voting power with respect to, the latter person.

                    (b)  "Claim" means any claim, cross-claim,
               counterclaim or third-party claim pled in any action, suit or proceeding (whether at law, in equity or otherwise and regardless of the character of the relief sought) before or subject to the jurisdiction of any court, governmental agency or instrumentality, arbitrator or similar body or authority, other than:

                         (i)  one which, when aggregated with all
                    other claims, cross-claims, counterclaims and third-party claims asserted by the pertinent Plaintiff or any Related Person of such Plaintiff against the corporation or any Subsidiary that have not been Finally Resolved, if decided adversely to the corporation or a Subsidiary, along with all other aggregated claims, cross-claims, counterclaims and third-party claims, could not result in an order or orders compelling the corporation and/or any of its Subsidiaries to pay out or otherwise dispose of cash or any other assets having an aggregate value in excess of 10% of the consolidated current assets of the corporation as of the quarter then most recently ended or render the corporation insolvent; or

                         (ii) one arising pursuant to a contract
                    between the corporation and the pertinent
                    Plaintiff or Related Person that was approved by a majority of the Continuing Directors (as defined in Article X of this Certificate of Incorporation), including without limitation claims arising under any indemnity or employment contract; or

                         (iii)     one asserted in the right of the
                    corporation.

                    (c) When used with respect to any particular Claim, the term "Finally Resolved" means that a final order has been rendered with respect to such Claim and all available appeals from such order have been exhausted or the time for seeking such review has expired.

                    (d) "Resolution Period" means, in any case, the 30-day period beginning on the earlier of (i) the date on which a director of the corporation notifies the Board of Directors that such director has become a Plaintiff or Related Person or (ii) the date on which the Board of Directors determines that a director of the corporation has become a Plaintiff or Related Person; PROVIDED, that the Board of Directors may (but is not required to) extend a Resolution Period for one period not to exceed 15 additional days if the director establishes to the Board's satisfaction a reasonable likelihood that during such extended period the pertinent Claim will be Finally Resolved or such director will cease to be both a Plaintiff and a Related Person.

               (3) The Board of Directors of the corporation (acting by at least a majority of all directors, excluding any who have acknowledged themselves to be or have been determined to be Plaintiffs or Related Persons at the time of such Board action and excluding any director or directors whose status as Plaintiff or Related Person is the subject of such action) shall have the authority to determine whether any director of the corporation is or is not or has ceased to be a Plaintiff or Related Person, and the Board of Directors (acting by at least a majority of all directors, excluding any who have acknowledged themselves to be or have been determined to be Plaintiffs or Related Persons and, if the matter at issue relates to the next annual meeting of stockholders of the corporation to occur after such Board action, excluding any director whose term of office would expire at such meeting and who at the time of such action has not irrevocably decided not to stand for reelection) shall have the authority to determine whether any person nominated or proposed for nomination as a director or who is the subject of a stockholder request as provided below is ineligible to be so nominated and elected by virtue of being a Plaintiff or Related Person. Each such Board determination shall be based upon such information as has been brought to the attention of the Board (whether in a stockholder request or otherwise) at the time such determination is made, and no Board determination that any director or other person is or is not or has ceased to be a Plaintiff or Related Person shall preclude the Board from reconsidering the matter and making the contrary determination in light of any facts or circumstances first coming to the attention of the Board after the prior determination was made.

               (4) The Board of Directors shall not nominate any person for election as a director of the corporation unless such prospective nominee has provided the Board with (i) all such information as the Board (or any member thereof not excluded from determining the status of such person as a Plaintiff or Related Person) has deemed necessary or appropriate to enable the Board to determine such status and
          (ii) a signed statement by the prospective nominee that such person, having reviewed this Section, is aware of no reason not disclosed to the Board why he or she would or might be considered a Plaintiff or Related Person (which statement also shall include an undertaking by such person that if he or she is nominated, such person promptly will inform the Board, by written notice to the Chairman of the Board or the Secretary of the corporation, if at any time prior to the election to which such person's nomination relates he or she becomes aware of any fact or circumstance, whether in existence on the date such undertaking is given or arising afterward, which has given such person any reason to believe that the person is or might be considered a Plaintiff or Related Person), and unless after receipt of such information and such statement, the Board has determined that the prospective nominee is not a Plaintiff or Related Person.

               (5) Any stockholder who is uncertain whether any person the stockholder desires to nominate for election as a director of the corporation (a "candidate") is a Plaintiff or Related Person may request a determination from the Board concerning that matter. Any such request must be in writing, identify the candidate, set forth all reasons why the stockholder has such uncertainty concerning the candidate, explain why the stockholder believes that the candidate should not be considered a Plaintiff or Related Person and include an undertaking by or on behalf of the stockholder that, if the candidate is determined not to be a Plaintiff or Related Person, the stockholder promptly will inform the Board in the manner specified in Paragraph (4) above if any time prior to the election of directors next occurring the stockholder learns of any fact or circumstance (whether in existence on the date of the request or arising afterward) which has given the stockholder any other reason to believe that or to be uncertain whether the candidate is or might be considered a Plaintiff or Related Person. Any such request also must be accompanied by a signed statement of the candidate to which the request relates stating that, having reviewed this Section and the request, the candidate knows of no reason not stated in the request why the candidate would or might be considered a Plaintiff or

          Related Person and believes for the reasons stated in the request that he or she should not be considered a Plaintiff or Related Person, which statement also shall include an undertaking by the candidate comparable to that of the requesting stockholder. With respect to any meeting at which directors are to be elected, a stockholder may submit requests as to any number of candidates up to and including five times the number of directors to be elected at such meeting. A request may be submitted at any time at which the stockholder properly may give notice of intent to nominate a candidate for election as a director (other than a time at which such giving of notice of intent is proper only by virtue of the provisions of Paragraph (7) of this Section) and no request may be submitted at any other time. No request shall be deemed "submitted" for any purposes hereunder unless and until it is delivered in person to the Chairman of the Board or the Secretary of the corporation or delivered to the principal offices of the corporation addressed to the attention of the Chairman or the Secretary. No request shall constitute a notice of intent to nominate any candidate unless it expressly states that it is intended as such a notice and it otherwise complies with all applicable requirements for such a notice. Neither submission of a request, nor any action taken thereafter with respect to such request, shall operate as a waiver of or otherwise relieve any stockholder of any otherwise applicable procedural requirements respecting nomination of director candidates, except as and to the extent contemplated in Paragraph (7).

               (6) If any request satisfying the requirements of Paragraph (5) is timely and properly submitted, the Board of Directors, within 10 days following the date such request is submitted (or, if it is impossible or impracticable to do so during such period, as soon as practicable thereafter), shall consider the request and determine whether the candidate who is the subject of the request is ineligible to be nominated or elected a director by virtue of being a Plaintiff or Related Person. As promptly as possible following such action, the requesting stockholder shall be notified in writing of the nature of such determination and, if the determination made is that the candidate is a Plaintiff or Related Person, the basis for such determination. In any other case in which the Board determines that any candidate as to which a notice of intent to nominate has been given is ineligible to be nominated or elected a director by virtue of being a Plaintiff or Related Person (including any case in which a contrary determination previously has been made in response to a stockholder request), the stockholder that gave such notice of intent shall be notified in writing of such determination and the basis therefor as promptly as possible thereafter.

               (7) If a candidate who is the subject of a proper and timely submitted request meeting the requirements of Paragraph (5) is determined by the Board not to be a Plaintiff or Related Person and the request was submitted at least five days in advance of the last date on which the requesting stockholder otherwise would have been entitled to give notice of intent to nominate such candidate, then the Board's determination shall operate as a waiver of the time limits otherwise applicable to the giving of such notice of intent to the extent, if any, necessary to afford the stockholder a period of five days following the date on which notice of the Board's determination is given to the stockholder within which to give notice of intent to nominate such candidate. If, in response to a timely and properly submitted request, the Board determines that the candidate who is the subject of the request is a Plaintiff or Related Person and the request was submitted at least five days in advance of the last date on which the requesting stockholder otherwise would have been entitled to give notice of intent to nominate, then the Board's determination shall operate as a waiver of the time limits otherwise applicable to the giving of notice of intent to nominate to the extent, if any, necessary to afford the requesting stockholder a period of 15 days following the date on which notice of the Board's determination is given to the stockholder within which to give notice of intent to nominate another person in lieu of the ineligible candidate. In any other case in which the Board determines that a candidate is a Plaintiff or Related Person, such determination shall operate as a waiver if and only to the extent expressly so provided in the resolutions setting forth such determination or subsequent Board resolution. Whenever any stockholder is afforded an additional time period within which to give notice of intention to nominate, the Board may afford the other stockholders of the corporation a comparable additional period of time within which to give such notice.

          ARTICLE IX. Any action required to be taken or which may be taken at any annual or special meeting of stockholders of the corporation may be taken without a meeting by written consents setting forth the action so taken signed by the holders of all shares of stock of the corporation entitled to vote thereon.

          ARTICLE X.

          (A)  In addition to any affirmative vote required by (1) law and
     (2) this Certificate of Incorporation, including, without limitation,
     Article XII, and except as otherwise expressly provided in Section (B) of this Article, the affirmative vote of the holders of not less than 80% of the outstanding shares of Voting Stock shall be required for the approval or authorization of any Business Combination of the corporation or any Subsidiary of the corporation with any Interested Stockholder (as these terms are defined below).

          (B) The provisions of paragraph (A) of this Article shall not apply to any transaction which shall have been approved by a majority of the Continuing Directors (as defined below).

          (C) For the purposes of this Article and Articles XI through XV, the following definitions shall apply:

               (1) An "Affiliate" of a specified person is any person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the specified person;

               (2)  An "Associate" of a specified person is:

                    (a) Any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of Voting Stock;

                    (b) Any trust or other estate in which the person has a beneficial interest of 20% or more or as to which such specified person serves as trustee or in a similar fiduciary capacity in connection with the trust or estate; or

                    (c) Any relative or spouse of the person, or any relative of the spouse, who has the same residence as such person.

               (3)  The term "Business Combination" means:

                    (a)  Any merger or consolidation of the
               corporation or any Subsidiary with an Interested Stockholder or any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the Interested Stockholder and as a result of such merger or consolidation Section 203(a) of the General Corporation Law of the State of Delaware is not applicable to the surviving entity;

                    (b) The sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of such corporation, to or with an Interested Stockholder, whether as part of a dissolution or otherwise, of assets of the corporation or of any Subsidiary which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the corporation;

                    (c) Any transaction which results in the issuance or transfer by the corporation or by any Subsidiary of any stock of the corporation or of such Subsidiary to an Interested Stockholder, except (i) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of such corporation or any such Subsidiary which securities were outstanding prior to the time that the Interested Stockholder became such; (ii) pursuant to a merger under Section 251(g) of the General Corporation Law of the State of Delaware; (iii) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of such corporation or any such Subsidiary which security is distributed, pro rata to all holders of a class or series of stock of such corporation subsequent to the time the Interested Stockholder became such; (iv) pursuant to an exchange offer by the corporation to purchase stock made on the same terms to all holders of said stock; or (v) any issuance or transfer of stock by the corporation, PROVIDED, HOWEVER, that in no case under (iii)-(v) above shall there be an increase in the Interested Stockholder's proportionate share of the stock of any class or series of the corporation or of the voting stock of the corporation;

                    (d) Any transaction involving the corporation or any Subsidiary which has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the corporation or of any Subsidiary which is owned by the Interested Stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the Interested Stockholder; or

                    (e) Any receipt by the Interested Stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of such corporation) of any loans, advances, guarantees, pledges or other financial benefits (other than those expressly permitted in (a)-(d) above) provided by or through the corporation or any Subsidiary.

          As used in this definition, a "series of related transactions" shall be deemed to include not only a series of transactions with the same Interested Stockholder, but also a series of separate transactions with an Interested Stockholder or any Affiliate or Associate of such Interested Stockholder.

               (4) A "Continuing Director" is a member of the Board of Directors who is not an Affiliate, Associate or a representative of the Interested Stockholder and was either
          (a) first elected as a director prior to the time that the Interested Stockholder became an Interested Stockholder or
          (b) was designated, before the person's initial election as a director, as a Continuing Director by a majority of the then Continuing Directors; PROVIDED, HOWEVER, that the term "Continuing Director" specifically excludes any individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as that term is used in Rule 14a-11 of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended) or other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the corporation's Board of Directors.

               (5) "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting stock, by contract or otherwise. A person who is the owner of 20% or more of the outstanding Voting Stock of any corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary.

               (6)  "Equity security" means any one of the following:

                    (a) Any stock or similar security, certificate of interest or participation in any profit-sharing agreement, voting trust certificate or voting share;

                    (b) Any security convertible, with or without consideration, into an equity security or any warrant or other security carrying any right to subscribe to or purchase an equity security;

                    (c) Any put, call, straddle or other option or privilege of buying an equity security from or selling an equity security to another without being bound to do so.

               (7)  The term "Interested Stockholder" means:

                    (a) Any person (other than the corporation and any Subsidiary) that is the owner of 10% or more of the corporation's outstanding voting stock; or

                    (b) Any person that is an Affiliate or Associate of the corporation and was the owner of 10% or more of the corporation's outstanding voting stock at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an Interested Stockholder, and the Affiliates and Associates of such person.

               (8) A person shall be an "owner" of any Voting Stock if the person individually or with or through any of its Affiliates or Associates:

                    (a) beneficially owns such stock, directly or indirectly;

                    (b)  has (i) the right to acquire such stock
               (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; PROVIDED, HOWEVER, that a person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such person or any of such person's Affiliates or Associates until such tendered stock is accepted for purchase or exchange or (ii) the right to vote such stock pursuant to any agreement, arrangement or understanding,

               PROVIDED, HOWEVER, that a person shall not be deemed the owner of any stock because of such person's right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to 10 or more persons; or

                    (c)  has any agreement, arrangement or
               understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (ii) of clause (b) of this paragraph), or disposing of such stock with any other person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, such stock.

               (9)  The term "person" means any individual,
          corporation, partnership, unincorporated association or other entity.

               (10) The term "Subsidiary" means any corporation of which a majority of any class of equity security is owned, directly or indirectly, by the corporation; provided, that for the purposes of the definition of Interested Stockholder set forth in paragraph (7) of this Section (C), the term "Subsidiary" shall mean only a corporation of which a majority of each class of equity security is owned, directly or indirectly, by the corporation.

               (11) The term "Substantial Part" shall mean more than 10% of the total consolidated assets of the corporation in question as of the end of the most recent fiscal year ended prior to the time the determination is being made.

               (12) The term "Voting Stock" shall mean stock of any class or series entitled to vote generally in the election of directors and, with respect to any entity that is not a corporation, any equity interest entitled to vote generally in the election of the governing body of such entity. Each reference in this Article to a percentage of shares of Voting Stock shall refer to the percentage of the votes entitled to be cast by such shares.

          (D) For purposes of determining whether a person is an Interested Stockholder, the number of shares of Voting Stock deemed to be outstanding shall include shares deemed owned by that person through application of paragraph (C), defining "owner," but shall not include any other shares of Voting Stock which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options or otherwise.

          (E) A majority of the Continuing Directors shall have the power and duty to determine, for purposes of this Article and Article XII, on the basis of information known to them:

               (1) The number of Voting Stock of which any person is the beneficial owner;

               (2) Whether a person is an Affiliate or Associate of another;

               (3) Whether a person has an agreement, arrangement or understanding with another as to the matters referred to in the definition of "owner" set forth above;

               (4)  Whether the assets subject to any Business
          Combination constitute a "Substantial Part" as defined above;

               (5) Whether two or more transactions constitute a "series of related transactions" as described above; and

               (6) Such other matters with respect to which a determination is required under this Article and Article XII.

     Any such determination shall be conclusive and binding for all purposes of this Article and Article XII.

          ARTICLE XI. The Board of Directors shall not initiate, approve, adopt or recommend any offer of any party other than the corporation to make a tender or exchange offer for any equity security of the corporation, or to engage in any Business Combination, unless and until it shall have first evaluated the proposed offer and determined in its judgment that the proposed offer would be in compliance with all applicable laws. In evaluating a proposed offer to determine whether it would be in compliance with law, the Board of Directors shall consider all aspects of the proposed offer, including the manner in which the offer is proposed to be made, the documents proposed for the communication of the offer and the effects and consequences of the offer if consummated, in the light of the laws of the United States of America and affected states and foreign countries. In connection with this evaluation, the Board may seek and rely upon the opinion of independent legal counsel and it may test the legality of the proposed offer in any state, federal or foreign court or before any state, federal or foreign administrative agency which may have jurisdiction. If the Board of Directors determines in its judgment that a proposed offer would be in compliance with all applicable laws, the Board of Directors shall then evaluate the proposed offer and determine whether the proposed offer is in the best interests of the corporation and its stockholders; the Board of Directors shall not initiate, approve, adopt or recommend any such offer which in its judgment would not be in the best interests of the corporation and its stockholders. In evaluating a proposed offer to determine whether it would be in the best interests of the corporation and its stockholders, the Board of Directors shall consider all factors which it deems relevant including, without limitation:

          (A) The fairness of the consideration to be received by the corporation and its stockholders under the proposed offer, taking into account the trading price of the corporation's stock immediately prior to the announcement of the proposed offer, the historical trading prices of the corporation's stock, the price that might be achieved in a negotiated sale of the corporation as a whole, premiums over the trading price of their securities which have been proposed or offered to other companies in the past in connection with similar offers and the future prospects of the corporation;

          (B) The possible social and economic impact of the proposed offer and its consummation on the corporation and its employees, customers and suppliers;

          (C) The possible social and economic impact of the proposed offer and its consummation on the communities in which the corporation and its Subsidiaries operate or are located;

          (D) The business and financial conditions and earnings prospects of the offering party, including, without limitation, debt service and other existing or likely financial obligations of the offering party;

          (E) The competence, experience and integrity of the offering party and its management; and

          (F) The intentions of the offering party regarding the use of the assets of the corporation to finance the transaction.

          ARTICLE XII.

          (A)  In addition to any affirmative vote required by (1) law and
     (2) the other provisions of this Certificate of Incorporation, including without limitation Article X and except as otherwise expressly provided in paragraph (B) of this Article, the affirmative vote of not less than 80% of the outstanding shares of Voting Stock held by stockholders who are not Interested Stockholders shall be required for the approval or authorization of any Business Combination of the corporation or any Subsidiary with any Interested Stockholder (as these terms are defined in Article X).

          (B) The provisions of paragraph (A) of this Article shall not apply to any particular Business Combination, and such Business Combination shall require only such affirmative vote as is required by law and any other provision of this Certificate of Incorporation, if either of the following paragraphs (1) or (2) apply:

               (1) The Business Combination shall have been approved by a majority of the Continuing Directors; or

               (2) All of the following conditions shall have been met:

                    (a) The Business Combination will result in an involuntary sale, redemption, cancellation or other termination of ownership of shares of any class of Voting Stock of the corporation owned by stockholders who do not vote in favor of the Business Combination and the aggregate amount of the cash and the market value as of the valuation date of other readily marketable consideration to be received by such stockholders for such shares shall be at least equal to the Minimum Price Per Share;

                    (b) The consideration to be received by holders of a particular class of outstanding Voting Stock shall be in cash or in the same form as the Interested Stockholder has previously paid for shares of such class of Voting Stock. If the Interested Stockholder has paid for shares of any class of Voting Stock in varying forms of consideration, the form of consideration of such class of Voting Stock shall be either cash or the form used to acquire the largest number of shares of such class of Voting Stock previously acquired by it;

                    (c) From the time the Interested Stockholder became an Interested Stockholder:

                         (i)  Such Interested Stockholder shall have
                    taken steps to insure that the corporation's Board of Directors included at all times representation by Continuing Directors proportionate to the stock holdings of the corporation's holders of Voting Stock not affiliated with such Interested Stockholder (with a Continuing Director to occupy any resulting fractional board position);

                         (ii) There shall have been no reduction in
                    the rate of dividends payable on the corporation's stock except as may have been approved by unanimous vote of the directors;

                         (iii)     The Interested Stockholder shall
                    not have acquired any newly issued shares of stock, directly or indirectly, from the corporation (except upon conversion of convertible securities acquired by it prior to becoming an Interested Stockholder or as a result of a prorated stock dividend or stock split);

                         (iv) The Interested Stockholder shall not
                    have acquired any additional shares of the corporation's outstanding stock or securities convertible into stock except as a part of the transaction which resulted in such person becoming an Interested Stockholder; and

                         (v)  The Interested Stockholder shall not
                    have received the benefit, directly or indirectly (except proportionately as a stockholder), of any loans, advances, guarantees, pledges or other financial assistance or tax credits provided by the corporation, nor made any major change in the corporation's business or equity capital structure without the unanimous approval of the directors, in either case prior to the consummation of the Business Combination.

                    (d)  A proxy statement responsive to the
               requirements of the Securities Exchange Act of 1934, as amended, shall have been mailed to all stockholders of the corporation for the purpose of soliciting stockholder approval of the Business Combination containing at the front thereof in a prominent place any recommendations as to the advisability (or inadvisability) of the Business Combination which the Continuing Directors, or any of them, may choose to state and, if deemed advisable by a majority of the Continuing Directors, an opinion of a reputable investment banking firm as to the fairness (or not) of the terms of the Business Combination, from the point of view of the remaining public stockholders of the corporation (such investment banking firm to be selected by a majority of the Continuing Directors and to be paid a reasonable fee for its services by the corporation upon receipt of such opinion); and

                    (e) There has been five years between the date that the Interested Stockholder became an Interested Stockholder and the date that the Business Combination is consummated.

     (C) For the purposes of this Article the following definitions shall apply:

               (1) All the definitions set forth in Article X(C) shall apply as if fully restated here;

               (2) "Minimum Price Per Share" means the sum of (a) the highest per share price as determined below, and (b) the aggregate amount, if any, by which 6% per year of such highest per share price exceeds the aggregate amount of all stock dividends per share paid in cash since the Determination Date. For Common Stock, the highest per share price is the highest of the following:

                    (a) The highest per share price, including any brokerage commissions, transfer taxes and soliciting dealers' fees, paid by the Interested Stockholder within the five-year period immediately prior to the Announcement Date, or in the transaction in which the stockholder became an Interested Stockholder, whichever is higher.

                    (b) The highest per share price bid in the public market for such Common Stock during the five years immediately preceding the Announcement Date.

               For any class or series of outstanding stock other than Common Stock, whether or not the Interested Stockholder has previously acquired any shares of a particular class or series of stock, the highest per share price is the highest of the following:

                    (a) The highest per share price, including any brokerage, commissions, transfer taxes and soliciting dealers' fees, paid by the Interested Stockholder for any shares of the class or series of stock acquired by it within the five-year period immediately prior to the Announcement Date, or in the transaction in which the stockholder became an Interested Stockholder, whichever is higher.

                    (b) The highest preferential amount per share to which the holders of shares of the class or series of stock are entitled in the event of any voluntary or involuntary liquidation, dissolution or winding up of the corporation.

                    (c) The highest per share price bid in the public market for such class or series of stock during the five years immediately preceding the Announcement Date.

               The calculation of the Minimum Price Per Share shall require appropriate adjustments for capital changes, including without limitation stock splits, stock dividends and reverse stock splits.

               (3) "Announcement Date" means the first general public announcement or the first communication generally to stockholders of the corporation, whichever is earlier, of the proposal or intention to make a proposal concerning a Business Combination.

               (4) "Determination Date" means the date on which an Interested Stockholder first became an Interested
          Stockholder.

               (5)  "Market Value" means either of the following:

                    (a) With respect to shares, the highest closing sale price during the 30-day period immediately preceding the date in question of a share:

                         (i)  As listed on the composite tape for New
                    York Stock Exchange-listed securities.

                         (ii) If not listed pursuant to
                    subparagraph (i), as listed on the composite tape for American Stock Exchange- listed securities.

                         (iii)     If not listed pursuant to
                    subparagraph (i) or (ii), as listed on the composite tape for the principal United States security exchange registered under the Securities Exchange Act of 1934, as amended.

                         (iv) If not listed pursuant to
                    subparagraph (i), (ii), or (iii), the highest closing bid during the 30-day period preceding the date in question as listed on the Nasdaq Stock Market or any other system then in use.

                         (v)  If a listing is not available pursuant
                    to sub-paragraphs (i) through (iv), then the fair market value of the shares on the date in question, as determined by the Continuing
                    Directors.

                    (b) With respect to property other than cash or shares, the fair market value of the property on the day in question, as determined by the Continuing
               Directors.

               (6)  "Valuation Date" means:

                    (a)  In a Business Combination voted upon by
               stockholders, the day prior to the date of the stockholder vote or the day which is 20 calendar days prior to the consummation of the Business Combination, whichever is later.

                    (b) In a Business Combination not voted upon by stockholders, the date of the consummation of the Business Combination.

          (D) A majority of the Continuing Directors shall have the power and duty to determine, for purposes of this Article, on the basis of information known to them:

               (1)  All the matters set forth in Article X(E);

               (2) The market value of any consideration other than cash to be received by stockholders;

               (3) Whether or not any consideration other than cash to be received by stockholders is readily marketable;

               (4)  The amount of the Minimum Price Per Share;

               (5) Whether or not the consideration to be received by stockholders is equal to the Minimum Price Per Share; and

               (6) Such other matters with respect to which a determination is required under this Article.

     Any such determination shall be conclusive and binding for all purposes of this Article.

          (E) Nothing contained in this Article shall be construed to relieve any Interested Stockholder from any fiduciary and other standards of conduct and obligations imposed by law. The fact that any Business Combination complies with the provisions of paragraph (B)(2) of this Article shall not be construed to impose any fiduciary duty, obligation or responsibility on the Board of Directors, or any member thereof, to approve such Business Combination or recommend its adoption or approval to the stockholders of the corporation, nor shall such compliance limit, prohibit or otherwise restrict in any manner the Board of Directors, or any member thereof, with respect to evaluations of, or actions and responses taken with respect to, such Business Combination.

          ARTICLE XIII. No director of the corporation shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty by such director as a director; PROVIDED, HOWEVER, that his Article shall not eliminate or limit the liability of a director to the extent provided by applicable law (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article shall apply to or have any effect on the liability or alleged liability of any director of the corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

          ARTICLE XIV. Directors and executive officers of the corporation shall be indemnified as of right, and shall be entitled to the advancement of expenses, to the fullest extent now or hereafter permitted by law in connection with any actual or threatened civil, criminal, administrative or investigative action, suit or proceeding, (whether brought by or in the name of the corporation, a subsidiary, or otherwise) arising out of their service to the corporation or a subsidiary, or to another organization at the request of the corporation or a subsidiary. Persons who are not directors or executive officers of the corporation may be similarly indemnified in respect of such service to the extent authorized at any time by the Board of Directors of the corporation. The corporation may purchase and maintain insurance to protect itself and any such director, officer or other person against any liability asserted against him or her and incurred by him or her in respect of such service whether or not the corporation would have the power to indemnify him against such liability by law or under the provisions of this Article. The provisions of this Article shall be deemed contractual and shall be applicable to actions, suits or proceedings, whether arising from acts or omissions occurring before or after the adoption hereof, and to directors, officers and other persons who have ceased to render such service, and shall inure to the benefit of the heirs, executors and administrators of the directors, officers and other persons referred to in this Article.

          ARTICLE XV. The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute and this Certificate of Incorporation, and all rights conferred upon stockholders herein are granted subject to this reservation.

          (A) No amendment to this Certificate of Incorporation shall alter, modify or repeal any or all of the provisions of Article XII of this Certificate of Incorporation, or this paragraph (A) of
     Article XV, unless adopted by the affirmative vote of not less than 80% of the outstanding shares of Voting Stock held by stockholders who are not Interested Stockholders.

          (B) No amendment to this Certificate of Incorporation shall alter, modify or repeal any or all of the provisions of Articles VII, VIII, IX, X, XI or XIII of this Certificate of Incorporation, or this paragraph (B) of Article XV, and the stockholders of the corporation shall not have the right to alter, modify or repeal any or all provisions of the Bylaws of the corporation, unless such amendment, alteration, modification or repeal is adopted by the affirmative vote of the holders of not less than 80% of the outstanding shares of Voting Stock; provided, that this paragraph (B) shall not apply to, and such 80% vote shall not be required for, any amendment, alteration, modification or repeal which has first been approved by
     (1) the affirmative vote of 80 percent of the entire Board of Directors, which shall include the affirmative vote of at least one director of each class of the Board of Directors and (2) the affirmative vote of two-thirds of the Continuing Directors.